Exhibit 10.4 Personal and Confidential May 13, 2016 (Name) Re: Quarterly Performance Incentive Opportunity Dear (Name): On behalf of Avaya Inc. (the “Company”), I am pleased to offer you the opportunity to participate in the 2016 Key Employee Incentive Plan (the “Plan”). Capitalized terms in this letter (this “Participation Agreement”) not herein defined shall have the meaning set forth in the Plan. General Description. The Plan is a quarterly performance incentive plan that permits you and other eligible participants to earn and be paid a cash incentive (the “Quarterly Performance Incentive”). The term of the Plan begins April 1, 2016 and ends when terminated by the Company, subject to the additional terms set forth in the Plan. Your participation in the Plan is limited to a maximum of four fiscal quarters, and you will be eligible to participate in the Plan in the following fiscal quarters (each, an “Eligible Quarter”): Eligible Quarter: 4Q2016 1Q2017 2Q2017 3Q2017 Time of Payment: 1Q2017 2Q2017 3Q2017 4Q2017 Quarterly Performance Incentive. Your Quarterly Performance Incentive is You will earn a Quarterly Performance Incentive if and to the extent that (i) you are employed by the Company or its subsidiaries on the last day of the applicable Quarter and (ii) the applicable Performance Goals established by the Committee for the applicable Quarter are achieved (which Performance Goals will be communicated to you promptly after they are established). In the event that your employment with the Company Group is terminated (for any reason) prior to the end of the applicable Quarter, you will forfeit your right to receive any portion of your Quarterly Performance Incentive for such Quarter. Waiver of Fiscal Year 2016 Long-Term Incentive Awards. By executing this Participation Agreement, you waive your right to any and all long-term incentive awards, whether consisting of cash or equity, previously awarded to you in November 2015 with respect to fiscal year 2016 (collectively, the “FY 2016 Awards”), and the FY 2016 Awards are hereby cancelled without any further action on behalf of you or the Company. Waiver of Second Half Fiscal Year 2016 (“2H FY 2016”) Executive Committee Discretionary Annual Incentive Plan (“EC DAIP”) Awards. By executing this Participation

Agreement, you acknowledge that the Company does not intend to grant any awards under the EC DAIP for 2H FY 2016, and you waive any rights you may have had to receive such EC DAIP awards. Administration. The Plan and this Participation Agreement shall be administered by the Committee, as such term is defined in the Plan. All calculations and determinations made by the Committee with respect to this Participation Agreement and your Quarterly Performance Incentive opportunity will be final and binding on you and the Company. In the event of a conflict between the terms of this Participation Agreement and the Plan, the Plan shall control in all respects. We are pleased to be able to offer this Quarterly Performance Incentive opportunity to you and truly appreciate your dedication and commitment to the Company and its affiliates. If you have further questions about this plan please contact your HR leadership. We are excited about the future and look forward to our success together. Very truly yours, AVAYA INC. Name: Dave Vellequette Title: Senior Vice President & Chief Financial Officer ACCEPTED BY: ____________________________ (Name)